Exhibit 10.11

                      SEABOARD CORPORATION

                EXECUTIVE OFFICERS' BONUS POLICY



PURPOSE:   The purpose of this policy is to establish  guidelines
for the payment of incentive compensation to named executive officers of Seaboard Corporation.

AFFECTS:   The  Chief  Executive  Officer  and  the  other  named
executive  officers  of  Seaboard  Corporation,  as  defined   in
Item 402 of Regulation S-K.

POLICY:

1. Incentive Compensation Philosophy: The Company maintains the philosophy that determination of incentive compensation for its executive officers is based upon a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. All executive compensation, including the incentive portion, is designed to attract and retain top executive employees.

2.   Basis for Determination of Incentive Compensation:

          The Board of Directors shall determine annual bonus amounts for the named executive officers, including the Chief Executive Officer. This determination will be based on a subjective review of the Company's financial performance, an assessment of each officer's individual contribution to that performance and other discretionary factors.

          The amount assigned to each officer is discretionary.

3. Method and Timing of Payments: Payments will be made in cash after year-end financials are available. This will normally occur about February 1 following the end of the previous fiscal year.

EFFECTIVE  DATE:   As  of  the  2004 bonus,  and  supersedes  all
Executive Bonus Policies in effect prior thereto with respect to the named executive officers.

DEFERRED COMPENSATION: Any portion of a bonus which causes total compensation, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, to exceed $1,000,000 shall be credited to Seaboard Corporation Executive Deferred Compensation Plan for the account of that Executive Officer.

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